EXHIBIT 5

January 5, 2001


Lexmark International, Inc.
One Lexmark Centre Drive
Lexington, Kentucky  40550


                           LEXMARK INTERNATIONAL, INC.
                       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I have acted as counsel to Lexmark International, Inc. (the "Company"), a Delaware corporation, in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to 1,600,000 shares of the Company's Class A Common Stock, par value $.01 per share, ("Shares") authorized for issuance under the Company's Broad-Based Employee Stock Incentive Plan (the "Plan").

In so acting, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the opinion that the Shares have been duly authorized and will be validly issued, fully paid and non-assessable by the Company when issued to the purchasers thereof against payment therefor in accordance with the terms of the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,


/s/Vincent J. Cole
------------------
Vincent J. Cole





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